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                                                                     Exhibit 4.6


                               AMENDMENT NO. 14 TO
                           LOAN AND SECURITY AGREEMENT

         This Amendment No. 14 ("Amendment") to Loan and Security Agreement is made as of May 15, 2001, between Rainbow Rentals, Inc. (formerly known as Rainbow Home Rentals, Inc.) ("Borrower") and Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association, formerly known as Bank of America Illinois, formerly known as Continental Bank N.A.) ("Lender").

         Reference is made to that certain Loan and Security Agreement between Borrower and Lender dated October 5, 1992 (as amended, the "Loan Agreement").

         Borrower has requested that the Loan Agreement be amended in certain respects and Lender is willing to amend the Loan Agreement upon the terms set forth below.

         The parties hereto agree as follows:

         1. DEFINED TERMS. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Loan Agreement.

         2. AMENDMENTS TO LOAN AGREEMENT.

         (a) Section 1.1 of the Loan Agreement is hereby amended by amending and restated the definition of "Applicable Margin" effective as of May 15, 2001 to read as follows:

                  "APPLICABLE MARGIN" means, with respect to any portion of the Revolving Loans constituting an IBOR Rate Loan, a percentage equal to two and one-quarter percent (2.25%), with respect to any portion of Revolving Loans constituting a Reference Rate Loan, a percentage equal to zero, and with respect to the non-use fee described in SECTION 2.4.2, a percentage equal to three-eights of one percent (0.375%); provided, that the Applicable Margin will be adjusted on the first day of each calendar quarter, commencing on July 1, 2001, depending on the Leverage Ratio on the last day of the calendar quarter immediately preceding such calendar quarter, as follows:

                                             Applicable        Applicable Margin for    Applicable Margin
                                             Margin for              Reference                 for
                Leverage Ratio             IBOR Rate Loans           Rate Loans            Non-Use Fee
                --------------             ---------------           ----------            -----------
         Greater than or equal to       2.25% +                0% +                           0.375%
         1.75:1.00                      Additional Margin      Additional Margin

         Greater than or equal to       2.125% +               0% +                           0.25%
         1.50:1.00, but less than       Additional Margin      Additional Margin
         1.75:1.00


                                           Applicable        Applicable Margin for    Applicable Margin
                                           Margin for              Reference                 for
              Leverage Ratio             IBOR Rate Loans           Rate Loans            Non-Use Fee
              --------------             ---------------           ----------            -----------
         Greater than or equal to       2.00% +                0% +                           0.25%
         1.25:1.00, but less than       Additional Margin      Additional Margin
         1.50:1.00

         Less than 1.25:1.00            1.875% +               0% +                           0.25%
                                        Additional Margin      Additional Margin

         The calculation of the Leverage Ratio as of the last day of a calendar quarter shall be based on the financial statements received by Lender pursuant to SECTION 5.1.1. Each adjustment to the Applicable Margin shall be effective retroactively as of the first day of each calendar quarter. For purposes hereof, Leverage Ratio means, for the period ending on the last day of a calendar quarter, the ratio of (a) Borrower's Indebtedness for interest bearing borrowed money on the last day of such calendar quarter to (b) Borrower's consolidated earnings before interest expense and provision for Taxes for the twelve (12) month period ending on the last day of such calendar quarter.

         (b) Section 1.1 of the Loan Agreement is hereby amended by inserting the following definition of "Additional Margin" in proper alphabetical order:

                "ADDITIONAL MARGIN" means (a) through September 30, 2001, zero, and (b) thereafter for any three month period commencing on November 1, February 1 and May 1 of any year, an amount equal to the Additional Margin for the preceding three month period plus one-quarter of one percent (0.25%).

         (c) Sections 2.1 and 2.2 of Supplement A to the Loan Agreement is hereby amended and restated effective as of May 15, 2001 to read as follows:

                  2.1. REVOLVING CREDIT AMOUNT. The maximum amount of Revolving Loans which Lender, in its discretion, will make available to Borrower (such amount, as adjusted from time to time, is herein called the "Revolving Credit Amount") is $14,000,000.

                  2.2 BORROWING BASE. The term "Borrowing Base," as used herein, shall mean an amount (the "Cash Receipts Availability") equal to the lesser of (1) $14,000,000 or (2) 3.75 multiplied by the net amount of Borrower's actual cash collections of Accounts Receivable from Account Debtors pursuant to the terms of Rental Agreements for the immediately preceding two calendar months (exclusive of collections for delivery, insurance, merchandise, sales and other non-rental payments and after deduction of such reserves and allowances as Lender deems proper and necessary).



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         (d) Section 4.3 of Supplement A to the Loan Agreement is hereby amended and restated effective as of March 30, 2001, to read as follows:

                  4.3 MAXIMUM FUNDED DEBT TO EARNINGS RATIO. Not permit, for the period ending on the last day of each calendar quarter ending during any period (inclusive) set forth below, the ratio of (a) Borrower's Indebtedness for interest bearing borrowed money on the last day of each such calendar quarter during such period set forth below plus the product of rental expenses for the twelve month period ending on the last day of such calendar quarter multiplied by a factor of 4 to (b) the product of (i) the Annualizing Factor multiplied by (ii) Borrower's consolidated net earnings before interest expense, provision for Taxes, depreciation and amortization for such twelve month period PLUS rental expenses MINUS the sum of inventory purchases and Capital Expenditures for such period, to be greater than the ratio set forth below opposite such period:

                                      Period                                         Maximum Ratio
                                      ------                                         -------------

         Calendar quarter ending June 30, 1999                                        3.25 : 1.00

         Six month period ending September 30, 1999                                   3.25 : 1.00

         Nine month period ending December 31, 1999                                   3.25 : 1.00

         Twelve month periods ending March 31, 2000 and June 30, 2000                 3.00 : 1.00

         Twelve month periods ending September 30, 2000 and December 31,              3.15 : 1.00
         2000

         Twelve month period ending March 31, 2001                                    3.75 : 1.00

         Twelve month periods ending June 30, 2001                                    3.25 : 1.00

         Twelve month period ending September 30, 2001 and each twelve                2.75 : 1.00
         month period ending on the last day of any calendar quarter thereafter

         For purposes of this SECTION 4.3 and SECTION 4.4, (i) consolidated net earnings shall not include any gains on the sale or other disposition of Investments of fixed assets and any extraordinary or nonrecurring items of income to the extent that the aggregate of all such gains and extraordinary or nonrecurring items of income exceeds the aggregate of losses on such sale or other disposition and extraordinary or nonrecurring charges, and (ii) interest expense shall include, without limitation, implicit interest expense on Capitalized Leases, and shall exclude the amortization of the closing fee, the modification fee, or any other fee paid to Lender in connection with the Loans. The Annualizing Factor means a factor of 4.0 for the period ending June 30, 1999,



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         a factor of 2.0 for the period ending September 30, 1999, a factor of
         1.33 for the period ending December 31, 1999 and a factor of 1.0 for each period ending on or after March 31, 2000.

                  (e) Section 4.3 of Supplement A to the Loan Agreement is hereby amended and restated effective as of March 30, 2001 to read as follows:

                  4.4 Minimum Fixed Charge Coverage Ratio. Not permit, for any period set forth below, the ratio of (a) Borrower's consolidated net earnings before interest expense and provision for Taxes and the rental payments for Borrower's stores for such period to (b) the sum of (i) Borrower's interest expense for such period, (ii) scheduled principal payments with respect to Borrower's Indebtedness for borrowed money during such period, and (iii) the rental payments for Borrower's stores for such period, to be less than the ratio set forth below opposite such period:

                                        Period                                         Minimum Ratio
                                        ------                                         -------------
        Twelve month period ending June 30, 1999, September 30, 1999 and                1.75 : 1.00
        December 31, 1999

        Twelve month period ending March 31, 2000, June 30, 2000, September             2.00 : 1.00
        30, 2000 and December 31, 2000

        Twelve month period ending March 31, 2001 and June 30, 2001                     1.75 : 1.00

        Twelve month period ending September 30, 2001 and the twelve month              2.00 : 1.00
        period ending on the last day of each calendar quarter thereafter


         3. CONDITIONS PRECEDENT. The amendments to the Loan Agreement set forth in this Amendment shall become effective as of the date of this Amendment upon the satisfaction of the following condition precedent:

         (a) EXECUTION. The delivery of an executed copy of this Amendment to Lender.

         (b) AMENDMENT FEE. Lender's receipt of a $50,000 amendment fee from Borrower.

         4.  MISCELLANEOUS.

         (a) EXPENSES. Borrower agrees to pay on demand all costs and expenses of Lender (including the reasonable fees and expenses of outside counsel for Lender) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. In addition, Borrower agrees to pay, and save Lender harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Amendment, the borrowings under the Loan Agreement, as amended hereby, and the execution and delivery of any instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided in this SECTION 4(a) shall survive any termination of this Amendment or the Loan Agreement as amended hereby.

         (b) GOVERNING LAW. This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois.

         (c) COUNTERPARTS. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

         (d) REFERENCE TO LOAN AGREEMENT. Except as herein amended, the Loan Agreement shall remain in full force and effect and is hereby ratified in all respects. On and after the effectiveness of the amendments to the Loan Agreement accomplished hereby, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference to the Loan Agreement in any note and in any Related Agreements, or other agreements, documents or other instruments executed and delivered pursuant to the Loan Agreement, shall mean and be a reference to the Loan Agreement, as amended by this Amendment.




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         (e) SUCCESSORS. This Amendment shall be binding upon Borrower, Lender and their respective successors and assigns, and shall inure to the benefit of Borrower, Lender and the successors and assigns of Borrower and Lender.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered at Chicago, Illinois as of the date first above written.

                                RAINBOW RENTALS, INC.


                                By /s/ MICHAEL A. PECCHIA_______________________
                                Its  Chief Financial Officer____________________


                                BANK OF AMERICA, N.A.


                                By /s/ PETER J. GATES, JR.______________________
                                Its Senior Vice President_______________________










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